EXECUTIVE EMPLOYMENT AGREEMENT
     THIS AGREEMENT is made and entered into as of the 22nd day of December 2006 (the “Effective Date”) by and between G&K SERVICES, INC., a Minnesota corporation with its principal business office in the State of Minnesota (“Employer”, as further defined in Section 1.10 below); and Richard L. Marcantonio, a resident of the State of Minnesota (“Executive”).
INTRODUCTION
     A. Employment. Employer has employed Executive in the capacity of Chairman of the Board of Directors and Chief Executive Officer under that Executive Employment Agreement effective as of August 31, 2004, as amended by that First Amendment to Executive Employment Agreement executed October 3, 2006, which superseded that Executive Employment Agreement effective as of June, 2002, and now wishes to make available to Executive certain new benefits and rights under this Executive Employment Agreement (the “Agreement”). This Agreement is intended to fully supersede all previous agreements between them, including without limitation that Executive Employment Agreement effective as of August 31, 2004, as amended by that First Amendment to Executive Employment Agreement executed October 3, 2006, as well as that Change of Control Agreement dated as of November 12, 2002, except as otherwise specifically set forth herein. As such, Executive is subject to the same polices, terms and conditions as those described in the Employer’s employee handbook, its Code of Ethics, policies, and employee benefit plans (as modified from time to time by Employer), except as otherwise specifically provided in this Agreement.
     B. Protection of Employer. Employer further wishes to obtain Executive’s promises related to Notice of Termination as set forth in this Agreement, as well as Executive’s promises not to harm Employer following execution of this Agreement, particularly with respect to Employer’s Confidential Information, as more fully described in Article 8. In Executive’s position with Employer, Executive is a valued employee of Employer and Employer will benefit from Executive’s continued employment as its Chairman of the Board of Directors and Chief Executive Officer, and further Executive will have access to and control over Employer’s Confidential Information, which Employer has developed at great expense, time and effort. As a result, voluntary termination by Executive without adequate notice, or Executive’s disclosure of any Confidential Information, could cause irreparable harm to Employer, and Employer is not willing to extend to Executive the additional benefits, rights and responsibilities under this Agreement unless Executive agrees, as set forth in this Agreement, to provide Employer with reasonable notice of voluntary termination of his employment, reasonable protection for its Confidential Information, and assurances to protect Employer in other ways set forth in Article 8.
     C. Employment and Benefits. For these purposes, Employer is willing to continue retaining Executive as Chairman of the Board of Directors and Chief Executive Officer and to grant to Executive benefits to which Executive is not otherwise entitled, consisting of the right to receive certain separation pay, continued health and dental care coverage, perquisites, and outplacement benefits [as described in Articles 6 and 7], if Executive’s employment with Employer terminates under certain circumstances, including without limitation in connection with a Change in Control [as defined at Section 7.1(c)].

     D. Other Intentions. Executive wishes to accept Employer’s offer to be retained as Chairman of the Board of Directors and Chief Executive Officer, and of additional benefits set forth in this Agreement, to which Executive is not otherwise entitled.
     Executive agrees, as a condition of Employer’s offer of additional benefits set forth in this Agreement, to sign this Agreement in order that Employer may have reasonable protections against the disclosure of its Confidential Information, assurance of Executive’s adherence to his other agreements under Article 8 of this Agreement, and certain protections related to Notice of Termination as set forth in this Agreement.
AGREEMENT
     In consideration of the facts recited above, which are a part of this Agreement, and the parties’ mutual undertakings in this Agreement, Employer and Executive agree to the following:
ARTICLE 1
DEFINITIONS
     Capitalized terms used generally in this Agreement will be consistently defined throughout the Agreement. The following terms will have the meanings set forth below, unless the context clearly requires otherwise.
     1.1 “Agreement” means this Agreement, as it may be amended from time to time.
     1.2 “Base Salary” means the total annual cash compensation payable to Executive on a regular periodic basis under this Agreement, other than under Employer’s annual management incentive Plan, without regard to any voluntary salary deferrals or reductions to fund employee benefits.
     1.3 “Board” means the Board of Directors of Employer.
     1.4 “Cause” has the meaning set forth in Section 5.3.
     1.5 “Change in Control” has the meaning set forth in Section 7.1(c).
     1.6 “Confidential Information” has the meaning set forth in Section 8.1.
     1.7 “Date of Termination” has the meaning set forth in Section 5.2(a).
     1.8 “Disability” means the unwillingness or inability of Executive to perform the essential functions of Executive’s position (with or without reasonable accommodation) under this Agreement for a period of ninety (90) days (consecutive or otherwise) within any period of six (6) consecutive months because of Executive’s incapacity due to physical or mental illness, bodily injury or disease, if Executive has not returned to the full-time performance of the Executive’s duties within thirty (30) days after a Notice of Termination is issued by Employer, the Executive will on such thirtieth day incur his Date of Termination; provided, however, that if Executive (or Executive’s legal representative) does not agree with a determination of the existence of a Disability (or the existence of a physical or mental illness or bodily injury or disease), this determination will be subject to the certification of a qualified medical doctor mutually agreed to by Employer and Executive. In the absence of agreement, each party will nominate a qualified medical doctor and the two doctors will select a third doctor, who will make the determination as to Disability. The decision of the designated physician will be binding upon the parties.
     1.9 “Effective Date” has the meaning referred to in the first paragraph of this Agreement.
     1.10 “Employer” means all of the following, jointly and severally: (a) G&K Services, Inc., (b) any Subsidiary of G&K Services, Inc. and (c) any Successor of G&K Services, Inc.
     1.11 “Executive” means the individual named in the first paragraph of this Agreement.
     1.12 “Good Reason,” with respect to Executive’s termination of employment, has the meaning set forth in Section 5.4.
     1.13 “Notice of Termination” has the meaning set forth in Section 5.2(b).
     1.14 “Plan” means any bonus or incentive compensation agreement, plan, program, policy or arrangement sponsored, maintained or contributed to by Employer in which executive employees of Employer generally are covered, including, without limitation, (a) any stock option or any other equity-based compensation plan, and specifically the G&K Services, Inc. 2006 Equity Incentive Plan, and any predecessor or successor Plan thereto [hereinafter the “Equity Incentive Plan"] (b) any annual or long-term incentive bonus plan; (c) any employee benefit plan, such as a thrift, profit sharing, deferred compensation, medical, dental, disability income, accident, life insurance, automobile allowance, perquisite, fringe benefit, vacation, sick or parental leave, separation or relocation plan or policy and (d) any other agreement, plan, program, policy or arrangement intended to benefit executive employees of Employer.
     1.15 “ Subsidiary” means any corporation or other business entity controlled by Employer.
     1.16 “Successor” means any corporation, individual, group, association, partnership, limited liability company, firm, venture or other entity or person that, subsequent to the Effective Date, succeeds to the actual or practical ability to control (either immediately or with the passage of time) substantially all of Employer and/or Employer’s business and/or assets, directly or indirectly, by merger, consolidation, recapitalization, purchase, liquidation, redemption, assignment, similar corporate transaction, operation of law or otherwise.
ARTICLE 2
EMPLOYMENT AND DUTIES
     2.1 Employment. Subject to the terms and conditions of this Agreement, Employer employs and Executive accepts employment for an indefinite term. Executive will serve in the capacity of Chairman of the Board of Directors and Chief Executive Officer reporting to Employer’s Board of Directors. Subject to the respective rights of the parties under this Agreement, this Agreement and Executive’s employment may be terminated by Employer at any time and for any reason, with or without cause. Executive’s employment with Employer is and shall be at all times an employment at will.

     2.2 Duties. While Executive is employed under this Agreement, and excluding any periods of vacation, sick, disability, or other leave to which Executive is entitled or is authorized to take, Executive agrees to devote substantially all of Executive’s attention and time during normal business hours to the business and affairs of Employer and to use Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities assigned to Executive from time to time, in the capacity of Chairman of the Board of Directors and Chief Executive Officer. Executive will comply with each of Employer’s policies and procedures, including those described in Employer’s employee handbook, Code of Ethics, policies, and employee benefit plans , as modified from time to time by Employer; provided, however, that to the extent these policies and procedures are inconsistent with this Agreement, the provisions of this Agreement will control.
     2.3 Relationship of Parties. The relationship between Employer and Executive will be that of employer and employee. Except as otherwise specifically provided in this Agreement, nothing in this Agreement will be construed to give Executive any interest in the assets of Employer. All of the records and files pertaining to Employer’s suppliers, licensors, licensees and customers, and any Confidential Information, are specifically acknowledged to be the property of Employer and not that of Executive.
ARTICLE 3
COMPENSATION AND BENEFITS
     3.1 Base Salary. Commencing as of the Effective Date, Employer will pay Executive a Base Salary at an annual rate as approved from time to time by the Board or the Compensation Committee of the Board, but in any event no less than the annual rate being paid Executive on the Effective Date of this Agreement. The Base Salary is to be paid in substantially equal regular periodic payments in accordance with Employer’s regular payroll practices. Executive’s Base Salary shall not be reduced in amount during the term of this Agreement but otherwise may be increased at any time during Executive’s employment by Employer, and the increased amount will become the Base Salary under this Agreement, subject to any subsequent changes.
     3.2 Other Compensation and Benefits. While Executive is employed by Employer under this Agreement:
     (a) Executive will be permitted to participate in all Plans for which Executive is or becomes eligible under their respective terms.
     (b) Employer may, in its sole discretion, amend or terminate any Plan that provides benefits generally to its employees or its executive officers; provided, however, that in the event Employer terminates its health, dental or life Plan offered to Executive, without replacing the Plan, Executive while employed will be entitled to receive as additional compensation an amount equal to the Executive’s cost of replacing such terminated benefit with a plan or policy that offers substantially the same benefit as determined by the Employer.
     (c) Executive shall be entitled to a target incentive opportunity under the annual management incentive Plan in effect at Employer from time to time, including Executive’s target incentive for fiscal year 2007 established by the Board of Directors in August 2006. Executive’s future incentive pay may be increased and determined on an annual basis by

Employer’s Board of Directors, provided, however, Executive’s target incentive shall not be reduced during the terms of the Agreement, provided that any incentive pay established under this Agreement will remain in effect until the Board has completed its next annual review of Executive’s performance.
     (d) Executive will continue to have the rights, benefits and responsibilities set forth in that Promissory Note in the original principal amount of Four Hundred Thousand Dollars ($400,000.00. ), an unexecuted copy of which is attached hereto as Exhibit D, and that related Stock Pledge Agreement, an unexecuted copy of which is attached hereto as Exhibit E, the originals of which were made and entered into by Executive with Employer as of July 2002, and each of which are current as of the date of this Agreement.
     (e) Executive will also be entitled to participate in or receive benefits under any Plan made available by Employer in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of the Plans and the preceding provisions of this Section 3.2.
     (f) Executive will have the use of a personal automobile leased by Employer under its Executive Automobile Program with a value up to the greater of (i) Seventy-Five Thousand Dollars ($75,000.00), (ii) the value set forth in the Employer’s Executive Automobile Program, or (iii) such other value as the Board of Directors or its Compensation Committee may determine for Executive.
     (g) Executive will have available annual financial planning and tax preparation benefits with a value up to the greater of (i) Five Thousand Dollars ($5,000.00), (ii) the value set forth in the Employer’s plans for such services, or (iii) such other value as the Board of Directors or its Compensation Committee may determine for Executive.
     (h) Executive will be entitled to up to six (6) weeks of vacation annually in accordance with the Employer’s vacation pay policy, or such greater period of time as the Board of Directors or its Compensation Committee may determine from time to time.
     (i) Executive will be entitled to any other fringe benefit that the Compensation Committee approves for the Employer’s Chief Executive Officer, provided that to the extent a fringe benefit is eliminated, Executive will be entitled to compensation equal to the value of the eliminated benefit, as determined by the Employer.
     3.3 Limitation on Right to Deferred Compensation. The rights of Executive, or Executive’s beneficiaries or estate, to any deferred compensation under this Agreement will be solely those of an unsecured creditor of Employer. Nothing in this Agreement confers any right on Executive, any of Executive’s beneficiaries, or Executive’s estate to receive, assign rights under, or transfer any compensation including any deferred compensation other than as provided for under the applicable Plan.

ARTICLE 4
RESTRICTED STOCK GRANT
     4.1 Restricted Stock Agreement. Employer and Executive previously entered into a Restricted Stock Agreement dated as of June, 2002, an unexecuted copy of which is attached to this Agreement as Exhibit A. This Agreement continues in full force and effect, and is incorporated into this Agreement, granting Executive the right to purchase Employer Stock (as defined below) in the amount, at the price and on the terms set forth in the Restricted Stock Agreement.
     4.2 Employer Stock. “Employer Stock” means the voting common stock of Employer described in the Restricted Stock Agreement attached as Exhibit A.
ARTICLE 5
TERMINATION
     Executive’s employment with the Employer may be terminated at any time as of the applicable Date of Termination as follows; provided, however, that provisions contained in this Agreement which by their terms are to remain enforceable after a Date of Termination shall remain enforceable to the full extent necessary to give them effect:
     5.1 Termination. Except as specifically provided otherwise in this Agreement, this Agreement and Executive’s employment with the Employer may be terminated by Employer, upon thirty (30) days advance written notice, or by Executive for any reason or no reason, or at any time by mutual written agreement of the parties. During the period after notice is given, at Employer’s request and sole discretion, Executive will continue to render Executive’s normal service to Employer to the best of Executive’s ability, and Employer will continue to compensate the Executive through the Date of Termination as set forth in Section 6.2. In addition, this Agreement and Executive’s employment under this Agreement will terminate in the event of Executive’s death or Disability, as of the applicable Date of Termination.
     5.2 Date of Termination and Notice of Termination.
     (a) For purposes of this Agreement, “Date of Termination” will mean: (i) if Executive’s employment is terminated due to death, the date of Executive’s death; [(ii) if Executive’s employment is terminated for Disability, thirty (30) calendar days after the Notice of Termination is provided;] (iii) if Executive’s employment is terminated by Employer for Cause, the date stated in the Notice of Termination; (iv) if Executive’s employment is terminated by mutual agreement of the parties, the termination date provided for under the agreement; (v) if Executive’s employment is terminated by Executive voluntarily or for Good Reason, the termination date provided to Employer by Executive in Executive’s Notice of Termination; (vi) if Executive’s employment is terminated for any other reason, and subject to the terms of Section 5.1 above, the date stated in the Notice of Termination, unless an earlier date has been expressly agreed to by Executive in writing either before or after receiving the Notice of Termination.
     (b) For purposes of this Agreement, a “Notice of Termination” will mean a notice that indicates the date on which termination of Executive’s employment is effective. Any termination by Employer or by Executive under to this Agreement [other than Executive’s death, or a termination by mutual agreement] will be communicated to the other party by submission of a written Notice of Termination. If termination is by Employer for Cause or by Executive for Good Reason, the Notice of Termination will set forth in reasonable detail the facts and circumstances claimed to provide the basis for the termination, consistent with the terms of this Agreement.
     5.3 Termination by Employer for Cause. Employer may terminate Executive’s at will employment at any time for Cause, with or without advance notice [except as otherwise provided in this Section 5.3]. For purposes of this Agreement, “Cause” means any of the following, with respect to Executive’s position of employment with Employer:
     (a) Executive’s failure or refusal to perform the duties and responsibilities set forth in Section 2.2, if the failure or refusal (i) is not due to a Disability or a physical or mental illness or bodily injury or disease; or (ii) is not due to Executive’s reasonable best efforts to perform faithfully and efficiently the responsibilities of his position with Employer, acting in good faith in the interests of Employer, its shareholders and employees;
     (b) any drunkenness or use of drugs that interferes with the performance of Executive’s obligations under this Agreement;
     (c) Executive’s indictment for or conviction of (including entering a guilty plea or plea of no contest to) a felony or of any crime involving moral turpitude, fraud, dishonesty or theft;
     (d) Any material dishonesty of Executive involving or affecting Employer;
     (e) Any gross negligence, or any willful or intentional act or omission of Executive having the effect or reasonably likely to have the effect of injuring the reputation, business or business relationships of Employer in a material way;
     (f) Any willful or intentional breach by Executive of a fiduciary duty to Employer;
     (g) except as otherwise specifically provided in this Section 5.3, Executive’s material violation or breach of Employer’s standard business practices and policies;
     (h) Any court order or settlement agreement prohibits Executive’s continued employment with Employer;
     (i) Any material breach by Executive [not covered by any of the above clauses (a) through (h)] of any material term, provision or condition of this Agreement.
     Notwithstanding any of the foregoing, “Cause” shall not be deemed to exist unless and until Employer provides Executive with (1) at least ten (10) days prior written notice of its intention to terminate employment for Cause, together with a written statement describing the nature of the Cause, including the clause or clauses of this definition that Employer deems applicable, and (2) if the item constituting Employer’s “Cause” for termination of Executive is within the scope of clauses (a), (b) (g) or (i) above, thirty (30) days to cure any acts or omissions on which the finding of Cause is based. If the Executive cures, in accordance with the terms of the written notice, the acts or omissions on which the finding of Cause is based, Employer shall not have Cause to terminate the Executive’s employment under this Agreement.
     For purposes of this Section 5.3, no act, or failure to act, on Executive’s part will be considered “dishonest,” “willful” or “intentional” unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive’s action or omission was in or not opposed to, the best interest of Employer. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for Employer will be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of Employer. Furthermore, the term “Cause” will not include ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if Executive has exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to the position.
     5.4 Termination by Executive for Good Reason. Executive may terminate employment with Employer for Good Reason, upon notice as provided in Section 5.2(a). For purposes of this Agreement, “Good Reason” will mean any of the following:
     (a) an adverse involuntary change in Executive’s status or position as Chairman and Chief Executive Officer of Employer, including, without limitation, (i) any adverse change in Executive’s status or position as a result of a material diminution in Executive’s duties, responsibilities or authority; (ii) the assignment to Executive of any duties or responsibilities that, in Executive’s reasonable judgment, are significantly inconsistent with Executive’s status or position; or (iii) any removal of Executive from, or any failure to reappoint or reelect Executive to, such position (except in connection with a termination of Executive’s employment for Cause in accordance with Article 5, or as a result of Executive’s Disability or death);
     (b) either (i) a reduction by Employer in Executive’s Base Salary, or (ii) a termination or adverse change in Executive’s incentive-based compensation package that materially and adversely effects Executive’s compensation as a whole;
     (c) the taking of any action by Employer that would materially and adversely affect the physical conditions existing as of the Effective Date of this Agreement that result in the Executive being unable to perform the Executive’s employment duties for Employer, and under which Executive regularly performs employment duties for Employer;
     (d) any requirement that Executive relocate (other than on a sporadic or intermittent basis) to a location which is more than 35 miles from Employer’s corporate headquarters as of the Effective Date of this Agreement as a necessary condition for Executive to perform his employment duties for Employer;
     (e) Any failure by Employer to obtain from any Successor an assumption of this Agreement; or
     (f) any purported termination by Employer or by any Successor to the Employer either of this Agreement or of the employment of the Executive that is not expressly authorized by this Agreement; or any breach of this Agreement by Employer at any time, other than an isolated, insubstantial and inadvertent failure that does not occur in bad faith and is remedied by Employer within a reasonable period after Employer’s receipt of notice thereof from Executive.
ARTICLE 6
PAYMENTS UPON TERMINATION
     6.1 Compensation during Disability. During any period in which Executive fails to perform Executive’s duties under this Agreement as a result of Executive’s incapacity due to physical or mental illness or bodily injury or disease, Executive will continue to receive all Base Salary and other compensation and benefits to which Executive is otherwise entitled under this Agreement and any Plan through Executive’s Date of Termination, but only to the extent that Executive is not receiving substantially equivalent benefits under any Plan maintained by Employer.
     6.2 Compensation Until Date of Termination of Employment. If Executive’s employment under this Agreement is terminated, then Employer will pay Executive the Base Salary through the Date of Termination, plus any other amounts to which the Executive is entitled to prior to the Date of Termination under this Agreement and under any Plan as provided under the Plan; provided that Executive continues to perform his duties in accordance with Article 2.
     6.3 Compensation Following Termination of Employment by Employer Without Cause, or by Executive for Good Reason. In the event Executive’s employment under this Agreement is terminated by Employer without Cause or by Executive for Good Reason, and provided Executive shall first execute a written release substantially in the form attached to this Agreement as Exhibit B consistent with this Section 6.3 (the “Release Agreement”), and provided further that Executive has not exercised rights to revoke or rescind the release of claims under to the Release Agreement, then Employer shall provide to Executive the following benefits:
     (a) Employer will pay to Executive, as Separation Pay, which Executive has not earned and to which Executive is not otherwise entitled, an amount equal to Executive’s annual Base Salary in effect as of the Date of Termination multiplied by the factor 2.99. Separation Pay will be made to the Executive in weekly payments for eighteen months. The first payment will commence one week following the sixth month anniversary of the Executive’s Date of Termination and shall include a lump sum equal to the amount that Executive would have received had payment commenced upon the Date of Termination.
     (b) If Executive (or any individual receiving group health Plan benefits through Executive) is eligible under applicable law to continue participation in Employer’s group health Plan following the Date of Termination and elects to continue these benefits, Employer will, for a period of up to eighteen (18) months commencing as of the Date of Termination, continue to pay Employer’s share of the cost of these benefits as if Executive remained continuously employed with Employer throughout such period but only while Executive or such other individual continues to pay the balance of such cost and the Executive or the person who elected continuation coverage is not eligible for coverage under any other employer’s group health plan. In the alternative, Employer may elect, in its discretion, to pay to Executive on or about the Date of Termination a lump sum calculated to represent Employer’s share of the cost of these benefits.

     (c) Employer will, for a period of at least one (1) year commencing as of the Date of Termination, pay directly or reimburse Executive for all reasonable expenses of a reputable outplacement organization selected by Executive, but not to exceed twenty-five thousand dollars [$25,000.00] in the aggregate.
     (d) Employer will pay Executive cash equal to the greater of lease costs and expenses under the Executive Automobile Program for one year or a lump sum payment of Fifteen Thousand Dollars ($15,000.00), such payment to be made in a lump sum on the date the Release becomes irrevocable.
     (e) Employer will pay to Executive any unpaid management incentive bonus that Executive had a right to receive on the last day of the fiscal year prior to his Date of Termination; payment shall be made in accordance with the terms of the Plan.
     6.4 Vesting of Equity Grants. From and after the date on which Executive shall have reached the age of 59 1/2, and provided that Executive gives Employer a written Notice of Termination at least six (6) months in advance of the applicable Date of Termination and thereafter retires from his employment with Employer on a Date of Termination that is consistent with such notice, then effective as of that Date of Termination all unvested stock options and restricted stock granted to Executive by Employer before that Date of Termination will automatically become fully vested and all restrictions on the exercise of such options or transfers of such stock (as applicable) will automatically lapse; provided, however, that the six (6) month notice requirement stated in this Section 6.4 shall not apply, and Executive shall nevertheless be entitled to the benefits stated in this Section 6.4, in the event of Executive’s termination with Employer due to his involuntary termination by Employer Without Cause, his resignation for Good Reason, or due to his Disability, which term (“Disability”) shall have the meaning set forth in Section 1.8 of this Agreement, including, for purposes of this Section 6.4 only, an inability of Executive to perform the essential functions of Executive’s position (with or without reasonable accommodation) under this Agreement for a period of ninety (90) days (consecutive or otherwise) within any period of six (6) consecutive months because of Executive’s incapacity due to the physical or mental illness, disease, or bodily injury of Executive’s spouse or child; provided further, however, that the determination of the existence of a disability will be made by certification of a qualified medical doctor selected by Employer and approved by Executive (or, in the event of the Executive’s incapacity to designate a doctor, then Executive’s legal representative), which approval shall not be unreasonably withheld.
     6.5 Exercise Date for Stock Options.
     (a) The exercise period for any stock options granted to Executive before August 24, 2006 that have not expired by their terms before that Date of Termination will be automatically extended, but not beyond their original fixed term until the later of: (i) the last day of the calendar year in which the option period would otherwise have expired if it had not been extended, or (ii) a date two and one-half months after the option period would otherwise have expired due to Executive’s retirement, with all rights and privileges set forth under Employer’s Equity Incentive Plan.

     (b) The exercise period for stock options granted to Executive after August 24, 2006 will continue until the end of their original fixed term with all the rights and privileges set forth under the Employer’s Equity Incentive Plan.
     6.6 No Additional Pay/Benefits. Except as specifically set forth above and except as provided in Article 7, no post-termination payments or benefits will be provided to Executive following the Date of Termination of Executive’s employment, except as otherwise provided under any Plan in which Executive is a participant. No 401(k) contributions or contributions to any other Plan will be paid by Employer based on post-termination Separation Pay. Further, Executive will not be entitled to an incentive award under the Employer’s incentive Plans or any other bonus for any fiscal year, or part thereof, during which post-termination Separation Pay is paid.
     6.7 No Mitigation. Executive will not be required to mitigate Employer’s payment obligations under this Article 6 by making any efforts to secure other employment, and Executive’s commencement of employment with another employer will not reduce the obligations of Employer under this Article 6.
ARTICLE 7
CHANGE IN CONTROL
     7.1 Definitions Relating to a Change in Control. The following terms will have the meanings set forth below; unless the context clearly requires otherwise:
     (a) “1934 Act” will mean the Securities Exchange Act of 1934, as amended (or any successor provision), and applicable regulations.
     (b) “Beneficial Ownership” by a person or group of persons will be determined in accordance with Regulation 13D (or any similar successor regulation) promulgated by the Securities and Exchange Commission pursuant to the 1934 Act. Beneficial Ownership of an equity security may be established by any reasonable method, but will be presumed conclusively as to any person who files a Schedule 13D report with the Securities and Exchange Commission reporting the ownership.
     (c) “Change of Control” means the occurrence of any of the following events:
     (i) Any person or group of persons attains Beneficial Ownership of thirty per cent (30%) or more of any equity security of Employer entitled to vote for the election of directors;
     (ii) a majority of the members of the Board is replaced within a period of less than two (2) years by directors not nominated and approved by the Board; or
     (iii) the stockholders of Employer approve a plan of liquidation of Employer, or an agreement to merge or consolidate with or into, or to sell or otherwise dispose of all or substantially all of Employer’s assets to, another corporation, entity or person in which less than 50% of the total voting power is owned, directly or indirectly, by Employer; provided, however, that this provision 7.1(c)(iii) shall not be deemed to apply, and no Change in Control shall be deemed to occur, in the event of a conversion of Employer from being a publicly-traded company to a private company through efforts led by or coordinated with a management group of Employer in which Executive actively and voluntarily participates other than at the request or behest of Employer’s Board of Directors.
     (d) “Continuing Directors” are (i) directors who were in office prior to the time any events described in paragraphs (c)(i), (c)(ii) or (c)(iii) of this Section 7.1 have occurred; or (ii) directors in office for a period of more than two (2) years; or (iii) directors nominated and approved by a majority of the Continuing Directors.
     (e) “Change in Control Termination” will mean a Change in Control of Employer has occurred and the Executive’s employment is terminated by Executive or Employer for any reason or no reason prior to the two year anniversary of the Change in Control.
     7.2 Benefits Upon a Change in Control Termination. If a Change in Control Termination occurs with respect to Executive, Employer shall provide Executive advance written notice of the Date of Termination as provided in Section 5.1, and Section 6.2 shall apply until the date of the Change in Control Termination. Upon the Change in Control Termination, Executive will be entitled to the benefits described below; provided, however, that to the extent Executive has already received the same type of benefits under this Agreement or otherwise, Executive’s benefits under this Section 7.2 will be offset by these other benefits to the extent necessary to prevent duplication of benefits under this Agreement; and provided further, that Executive executes the Release Agreement in substantially the form attached as Exhibit C to this Agreement and consistent with this Section 7.2.
     (a) an amount equal to Executive’s annual Base Salary in effect as of the Date of Termination multiplied by the factor 2.99 as Change in Control Separation Pay, which Change in Control Separation Pay will be made to the Executive in weekly payments equal to the amount of the Executive’s weekly base salary for a period of eighteen months. The first payment will commence one week following the sixth month anniversary of the Executive’s Date of Termination and shall include a lump sum equal to the amount that Executive would have received had payment commenced upon his Date of Termination;
     (b) an amount equal to Executive’s full, un-prorated target incentive that Executive may otherwise have been entitled under the annual management incentive plan in effect as of the Date of Termination, calculated as provided under said plan, multiplied by the factor of 2.99, which amount shall be payable at the later of the time provided for under the Plan;
     (c) If Executive (or any individual receiving group health plan benefits through Executive) is eligible under applicable law to continue participation in Employer’s group health plan following the Date of Termination elects to continue these benefits, Employer will, for a period of up to eighteen (18) months commencing as of the Date of Termination, continue to pay Employer’s share of the cost of these benefits as if Executive remained continuously employed with Employer throughout such period but only while Executive or such other individual continues to pay the balance of such cost and the Executive or the person who elected continuation coverage is not eligible for coverage under any other employer’s group health plan. In the alternative, Employer may elect, in its discretion, to pay to Executive on or about the Date of Termination a lump sum calculated to represent Employer’s share of the cost of these benefits;
     (d) for a period of at least one (1) year commencing as of the Date of Termination, by direct payment to providers or by reimbursement to Executive, all reasonable expenses of a reputable outplacement organization selected by Executive, but not to exceed twenty-five thousand dollars [$25,000.00] in the aggregate;
     (e) a lump sum payment on the date the Release becomes irrevocable equal to the value of the fringe benefits made available in accordance with 3.2(i) for an eighteen (18) month period following the Date of Termination;
     (f) a lump sum payment on the date the Release becomes irrevocable, that is necessary to acquire for, and obtain full title issued in the name of, Executive the personal automobile leased by Employer for Executive under its Executive Automobile Program;
     (g) financial planning and tax preparation expenses, not to exceed five thousand dollars ($5,000.00) per annum, or such greater amount as determined from time to time by the Employer’s Board, from the Date of Termination payable for the eighteen (18) months following the Date of Termination; and
     (h) in accordance with the terms of the applicable Plan, any management incentive bonus that Executive has a right to receive on the last day of the fiscal year prior to his Date of Termination.
     Executive will not be required to mitigate Employer’s payment obligations under this Article 7 by making any efforts to secure other employment, and Executive’s commencement of employment with another employer will not reduce the obligations of Employer pursuant to this Article 7.
     7.3 Acceleration of Incentives. Upon the occurrence of a Change of Control, and without regard to the Executive’s employment status, the following shall occur, without regard to any contrary determination by Employer’s Board of Directors or a majority of the Continuing Directors upon occurrence of a Change of Control, with respect to any and all economic incentives, including without limitation stock options and awards of restricted stock, (the “Incentives”) granted under the Equity Incentive Plan that are owned by Executive as of the date of the Change of Control:
     (a) The restrictions set forth in the Equity Incentive Plan on all shares of restricted stock awards will lapse immediately as of the date of the Change of Control;
     (b) All outstanding options and stock appreciation rights will become exercisable immediately as of the date of the Change of Control; and
     (c) All performance shares will be deemed to be met and payment made immediately as of the date of the Change of Control.

     7.4 Limitation on Change in Control Payments.
     (a) Notwithstanding any provision contained in this Agreement to the contrary, if any amount or benefit to be paid or provided under this Article 7, or any other plan or agreement between Executive and Employer would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision thereto, but for the application of this sentence, then Employer shall make a Tax Gross Up Payment to or on behalf of the Executive. For purposes of this Agreement, “Tax Gross Up Payment” shall mean a payment to or on behalf of Executive which shall be sufficient to pay, in full, (a) any excise tax imposed under Section 4999 of the Code on any amount or benefit to be paid or provided under this Article 7; and (b) any federal, state and local income tax, any social security and other employment tax, and any additional excise tax under Section 4999 of the Code on the amount of the excise tax payment described in clause (a) of this paragraph 7.4, and the aggregate amount of additional tax payments described in this clause (b); but, (c) excluding any interest or penalties assessed by the Internal Revenue Service on Executive which are attributable to Executive’s willful misconduct or negligence.
     (b) If requested by Executive or Employer, the determination of whether any Tax Gross Up Payment is required pursuant to the preceding paragraph will be made by an independent accounting firm that is a “Big-4 Accounting Firm” (or other accounting firm mutually acceptable to Executive and Employer) not then-engaged as Employer’s independent public auditor, at the expense of Employer, and the determination such independent accounting firm will be final and binding on all parties. In making its determination, the independent accountant will allocate a reasonable portion of the Change in Control Separation Pay to the value of any personal services rendered following the Change in Control and the value of any non-competition agreement or similar agreements to the extent that such items reduce the amount of the parachute payment.
     7.5 No Additional Pay/Benefits. Except as specifically set forth in this Article 7, no post-termination payments or benefits will be provided to Executive with respect to a Change in Control Termination following the Date of Termination of Executive’s employment, except as otherwise provided under any Plan in which Executive is a participant. No 401(k) contributions or contributions to any other Plan will be paid by Employer based on post-termination Change in Control Separation Pay. Further, except as otherwise specifically provided under Agreement, Executive will not be entitled to an incentive award under the Employer’s incentive Plans or any other bonus for any fiscal year, or part thereof, during which post-termination Change in Control Separation Pay is paid.
ARTICLE 8
PROTECTION OF EMPLOYER
     8.1 Confidential Information.
     (a) “Confidential Information” means information that is proprietary to Employer or proprietary to others and entrusted to Employer; whether or not such information includes trade secrets. Confidential Information includes, but is not limited to, information relating to Employer’s business plans and to its business as conducted or anticipated to be conducted, and to its past or current or anticipated products and services. Confidential Information also includes, without limitation, information concerning Employer’s customer lists or routes, pricing, purchasing, inventory, business methods, training manuals or other materials developed for Employer’s employee training, employee compensation, research, development, accounting, marketing and selling. All information that Employer has a reasonable basis to consider as confidential will be Confidential Information, whether or not marked as such, whether or not originated by Executive and without regard to the manner in which Executive obtains access to this and any other proprietary information of Employer.
     (b) Executive will not, during or after any termination of Executive’s employment under this Agreement, (i) directly or indirectly use Confidential Information for Executive’s own benefit; or (ii) disclose any Confidential Information to, or otherwise permit access to Confidential Information by, any person or entity not employed by Employer or not authorized by Employer to receive such Confidential Information, without the properly authorized prior written consent of Employer. Executive will use reasonable and prudent care to safeguard and protect and prevent the unauthorized use and disclosure of Confidential Information. Furthermore, except in the usual course of Executive’s duties for Employer, Executive will not at any time remove any Confidential Information from the offices of Employer, record or copy any Confidential Information, use for Executive’s own benefit, or disclose to any person or entity directly or indirectly competing with Employer, any information, data or materials obtained from the files or customers of Employer, whether or not such information, data or materials are Confidential Information.
     (c) Upon any termination of Executive’s employment, Executive will collect and return to Employer (or its authorized representative) all original copies and all other copies of any Confidential Information acquired by Executive while employed by Employer.
     (d) The obligations contained in this Section 8.1 will survive for as long as Employer in its sole judgment considers the information to be Confidential Information. The obligations under this Section 8.1 will not apply to any Confidential Information that is now or becomes generally available to the public through no fault of Executive or to Executive’s disclosure of any Confidential Information required by law or judicial or administrative process.
     8.2 Non-Competition. While employed by Employer and for a period of eighteen (18) months following any Date of Termination under this Agreement, Executive will not, directly or indirectly, alone or as an officer, director, shareholder, partner, member, employee, independent contractor, or consultant of any other corporation or any partnership, limited liability company, firm or other business entity:
     (a) engage in, have any ownership interest in, financial participation in, or become employed by, any business or commercial activity in competition (i) with any part of Employer’s business, as conducted anywhere within the geographic area in which Employer is then conducting its business; Executive acknowledges that Employer presently conducts its business generally throughout the United States, or (ii) with any part of Employer’s contemplated business with respect to which Executive has had access to Confidential Information governed by Section 8.1 [for purposes of this paragraph, “ownership interest” will not include beneficial ownership of less than one percent (1%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange or quoted on NASDAQ];
     (b) for the purpose of taking business away from Employer, call upon, solicit or attempt to take away any customers, accounts or prospective customers of Employer;
     (c) solicit, induce or encourage any supplier of goods or services to Employer to cease its business relationship with Employer, or violate any term of any contract with Employer; or
     (d) solicit, induce or encourage any employee of Employer to violate any term of his or her employment contract with Employer, or to directly or indirectly hire or solicit, induce, recruit or encourage any of Employer’s employees for the purpose of hiring them or inducing them to leave their employment with Employer.
     The restrictions set forth in this Section 8.2 will survive any termination of this Agreement or other termination of Executive’s employment with Employer, for whatever reason, and will remain effective and enforceable for the full eighteen (18) month period; provided, however, that such period will be automatically extended and will remain in full force for an additional period equal to any period in which Executive is proven to have violated any such restriction.
     8.3 Stipulated Reasonableness. Executive acknowledges and agrees that the nature of Executive’s position, the period of time necessary to fill Executive’s position in the event Executive’s employment is terminated, the period of time necessary to allow customers of Employer’s business to become familiar with Executive’s replacement, and the period of time necessary to cause an end to the identification between Executive and Employer in the minds of Employer’s customers and vendors, requires that the eighteen (18) month noncompetition and nonsolicitation period be imposed for the protection of Employer’s investment in its business, and that the period is reasonable and justified.
     8.4 Protection of Reputation. Executive will, both during and after any termination of Executive’s employment under this Agreement, refrain from communicating to any person, including without limitation any employee of Employer, any statements or opinions that are negative in any way about Employer or any of its past, present or future officials. In return, whenever Employer sends or receives any Notice of Termination of Executive’s employment under this Agreement, Employer will advise the members of its operating committee and executive committee (or any successors to such committees), to refrain from negative communications about Executive to third parties.
     8.5 Remedies. The parties declare and agree that it is impossible to accurately measure in money the damages that will accrue to Employer by reason of Executive’s failure to perform any of Executive’s obligations under this Article 8, and that any such breach will result in irreparable harm to Employer, for which any remedy at law would be inadequate. Therefore, if Employer institutes any action or proceeding to enforce the provisions of this Article 8, Executive waives the claim or defense that Employer has an adequate remedy at law and Executive will not assert in any such action or proceeding the claim or defense that Employer has an adequate remedy at law. Employer will be entitled, in addition to all other remedies or damages at law or in equity, to temporary and permanent injunctions and orders to restrain any violations of this Article 8 by Executive and all persons or entities acting for or with Executive.
     8.6 Survival. The provisions of Article 8 of this Agreement will survive the termination of this Agreement or the termination of Executive’s employment with Employer, and will remain in full force and affect following termination.
     8.7 Continuation. Executive and Employer acknowledge that certain terms and conditions of this Article 8 restate and reassert terms and conditions previously agreed to between them as a condition for Executive’s initial and continuing employment with Employer. To the extent that any portion of this Article 8 may be deemed invalid for a failure of Employer to provide new consideration to Executive, then that portion of this Article 8 will be deemed to have been supported by those agreements between Executive and Employer heretofore entered into as a condition for his initial and continuing employment with Employer.
     8.8 Forfeiture of Benefits for Violations of Article 8. Executive acknowledges and agrees that his violation of any provisions of Sections 8.1(b), 8.1(c), 8.2, 8.4, or 8.7 above shall result in the immediate forfeiture of any unpaid benefit under this Agreement. In addition, Executive acknowledges that if he violates Sections 8.1(b), 8.1(c), 8.2, 8.4 or 8.7, he shall repay to the Company any amounts paid to him following his Date of Termination under this Agreement.
     8.9 Severability and Blue Penciling. To the extent any provision of this Article 8 shall be determined to be invalid or unenforceable as written in any jurisdiction, the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. In furtherance of and not in limitation of the foregoing, Executive expressly agrees that should the duration of, geographical extent of, or business activities covered by, any provision of this Article 8 be in excess of that which is valid or enforceable under applicable law in a given jurisdiction, then such provision, as to such jurisdiction only, shall be construed to cover only that duration, extent or activities that may validly or enforceably be covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Article 8 shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law in each applicable jurisdiction.
ARTICLE 9
GENERAL PROVISIONS
     9.1 Successors and Assigns; Beneficiary.
     (a) This Agreement will be binding upon and inure to the benefit of any Successor of Employer, and any Successor will absolutely and unconditionally assume all of Employer’s obligations hereunder this Agreement. Employer will use its best efforts to seek to have any Successor, by agreement in form and substance satisfactory to Executive, assent to the fulfillment by Employer of its obligations under this Agreement. Failure to obtain such assent prior to the time a person or entity becomes a Successor (or where Employer does not have advance notice that a person or, entity may become a Successor, within one (1) business day after having notice that such person or entity may become or has become a Successor) will constitute Good Reason for termination of employment by Executive with respect to Executive.

Notwithstanding the foregoing, nothing in this Section 9.1 shall require that a Good Reason exist as a condition for termination by Executive during the two-year period immediately following a Change of Control.
     (b) This Agreement and all rights of Executive hereunder this Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees and any assignees permitted hereunder this Agreement. If Executive dies while any amounts would still be payable to Executive hereunder this Agreement if Executive had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to Executive’s Beneficiary. Executive may not assign this Agreement, in whole or in any part, without the prior written consent of Employer.
     (c) For purposes of this Section 9.1, “Beneficiary” means the person or persons designated by Executive (in writing to Employer) to receive benefits payable after Executive’s death pursuant to Section 7.1(c). In the absence of any such designation or in the event that all of the persons so designated predecease Executive, Beneficiary means the executor, administrator or personal representative of Executive’s estate.
     9.2 Litigation Expense. If any party is made or will become a party to any litigation (including arbitration) commenced by or against the other party involving the enforcement of any of the rights or remedies of such party under this Agreement, or arising on account of a default of the other party in its performance of any of the other party’s obligations under this Agreement, then the parties will bear their own expenses and attorneys fees.
     9.3 Notices. All notices, requests and demands given to or made pursuant hereto will, except as otherwise specified herein, be in writing and be personally delivered or mailed postage prepaid, registered or certified U. S. mail, to any party as its address set forth on the last page of this Agreement. Either party may, by notice hereunder this Agreement, designate a changed address. Any notice hereunder this Agreement will be deemed effectively given and received: (a) if personally delivered, upon delivery; or (b) if mailed, on the registered date or the date stamped on the certified mail receipt.
     9.4 Captions. The various headings or captions in this Agreement are for convenience only and will not affect the meaning or interpretation of this Agreement. When used herein, the terms “Article” and “Section” mean an Article or Section of this Agreement, except as otherwise stated.
     9.5 Governing Law. The validity, interpretation, construction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties under this Agreement, will be governed by the substantive laws of the State of Minnesota (without regard to the conflict of laws rules or statutes of any jurisdiction), and any and every legal proceeding arising out of or in connection with this Agreement will be brought in the appropriate courts of the State of Minnesota, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose.
     9.6 Construction. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this

Agreement will be prohibited by or invalid under applicable law, such provision is ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable, the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.
     9.7 Waiver. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.
     9.8 Modification. This Agreement may not be modified or amended except by written instrument signed by the parties hereto.
     9.9 Entire Agreement. Except as otherwise specifically provided herein, this Agreement constitutes the entire agreement and understanding between the parties in reference to all the matters agreed upon herein, and replaces in full all prior employment agreements, understandings or undertakings of the parties related to the employment relationship, and any and all such prior agreements or under this understandings are hereby rescinded and voided by mutual agreement including, without limitation, that Executive Employment Agreement effective as of August 31, 2004, as amended by that First Amendment to Executive Employment Agreement executed October 3, 2006, and that Change of Control Agreement dated as of November 12, 2002; provided, however, that the Restricted Stock Agreement referred to in Article 4 [and all other Plans] is and shall remain in full force and effect.
     9.10 Survival. The provisions of this Agreement which by their express or implied terms extend (a) beyond the termination of Executive’s employment hereunder (including, without limitation, the provisions relating to separation compensation and effects of a Change in Control); or (b) beyond the termination of this Agreement (including, without limitation the provisions in Article 8 relating to confidential information, non-competition and non-solicitation), will continue in full force and effect notwithstanding Executive’s termination of employment under this Agreement or the termination of this Agreement, respectively.
     9.11 Section 409A. The Company shall, with the consent of Executive, timely amend this Agreement as many times as may be required so that adverse tax consequences to the Executive under Section 409A, including the imposition of any excise tax and interest penalties are avoided. If the Employer fails to timely amend the Agreement to comply with Section 409A, or if Executive has timely provided his consent to any such amendment but still incurs an adverse tax consequence under Section 409A, the Employer shall make a 409A Tax Gross Up Payment to Executive. For purposes of this Section 9.1l, it is the intent of the Parties that the Agreement and any related Plan or arrangement be amended only to the extent required to comply with 409A and that the intended benefits to Executive, including the amount, form and timing of such benefits as specified in this Agreement, will be preserved to the greatest extent possible. For purposes of this Agreement, “409A Tax Gross Up Payment” shall mean a payment to or on behalf of Executive which shall be sufficient to pay, in full, (a) any excise tax imposed under Section 409A of the Code on any amount or benefit to be paid or provided under this Agreement, (b) any reasonable legal, accounting or tax preparation fees incurred by Executive as a result of any adverse tax consequences incurred by Executive under Section 409A, and (c) any federal, state and local income tax, any social security and other employment tax, as a result of the payments described under (a) and (b) and the aggregate amount of additional tax payments described in this clause (c) but, (d) excluding any interest or penalties assessed by the Internal Revenue Service on Executive which are attributable to Executive’s willful misconduct or negligence. Notwithstanding the above, no 409A Gross Up Payment will be made if the Executive fails to timely consent to the amendment of this Agreement.
     9.12 Voluntary Agreement. Executive has entered into this Agreement voluntarily, after having the opportunity to consult with an advisor chosen freely by Executive.
     9.13 Remedies. No civil action may be commenced for any claim or dispute relating to this Agreement or arising out of Executive’s employment with Employer unless the parties, within thirty (30) days after the date of either party’s written request, attempt in good faith to promptly resolve the claim or dispute by negotiation at agreed time(s) and location(s). All negotiations are confidential and will be treated as settlement negotiations. Notwithstanding the foregoing, either party may seek equitable relief prior to such good faith efforts to preserve the status quo pending the completion of such efforts.
     9.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Executive Employment Agreement to be executed and delivered as of the Effective Date.

EMPLOYER:	G&K SERVICES, INC.

	By	/s/ Wayne Fortun
Wayne Fortun
Chairman, Compensation Committee
Board of Directors

G&K SERVICES, INC.

	By	/s/ Jacqueline T. Punch
Jacqueline T. Punch
Senior Vice President,
Human Resources
Employer’s Address:		5995 Opus Parkway
Suite 500
Minnetonka, MN 55343

EXECUTIVE:	/s/ Richard L. Marcantonio
Richard L. Marcantonio
Executive’s Address:

Exhibit List

Exhibit A	Restricted Stock Agreement

Exhibit B	Release Agreement

Exhibit C	Release Agreement

Exhibit D	Promissory Note

Exhibit E	Stock Pledge Agreement